Exhibit 99.2
Pactiv Announces Expiration and Final Results of the Tender Offer and Consent Solicitation for its 6.400% Notes due January 15, 2018
LAKE FOREST, Ill. — November 16, 2010 — Pactiv Corporation (NYSE: PTV), a leader in the consumer and foodservice packaging markets, announced today that it has been acquired by Reynolds Group Holdings Limited (“Reynolds Group”) pursuant to the terms of the previously announced merger agreement between the parties. Immediately following the consummation of the merger transaction, Pactiv accepted for payment all of its 6.400% Notes due 2018 (the “2018 Notes”) validly tendered pursuant to its tender offer and consent solicitation relating to the 2018 Notes. The purchased notes were canceled.
The tender offer and consent solicitation for Pactiv’s 2018 Notes expired at 12:01 a.m. New York City time on November 16, 2010. As of that time, holders of (i) approximately $234,336,000 of aggregate principal amount of 2018 Notes had validly tendered their 2018 Notes with the related consents delivered and (ii) approximately $385,000 of aggregate principal amount of 2018 Notes had validly delivered their consents without tendering their 2018 Notes.
Based on the receipt of the required consents in connection with the tender offer and consent solicitation for the 2018 Notes, Pactiv and the trustee under the related indenture executed a new global note to eliminate the “change of control” covenants contained in the then-existing global note governing the 2018 Notes.
This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Pactiv’s 6.400% Notes due 2018. The tender offer and consent solicitation for Pactiv’s 2018 Notes was made only pursuant to the offer to purchase and consent solicitation statement, consent and letter of transmittal and related materials that Pactiv previously distributed to noteholders.
About Pactiv
Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

About Reynolds Group Holdings Limited
Reynolds Group Holdings Limited is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products and operates through five primary segments: SIG, Evergreen, Reynolds Consumer, Reynolds Foodservice and Closures. Reynolds Group Holdings Limited is based in Auckland, New Zealand. Additional information regarding Reynolds Group Holdings Limited is available at www.reynoldsgroupholdings.com.